Exhibit 23.02

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders
of Homestore, Inc.:

Our audit of the consolidated financial statements referred to in our report dated March 25, 2003, except as to Notes 13 and 21, as to which the date is August 12, 2003, except as to Note 3, as to which the date is March 10, 2005, appearing in this Annual Report on Form 10-K of Homestore, Inc. for the year ended December 31, 2004 also included an audit of the financial statement schedule for the year ended December 31, 2002, listed in Item 15(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
March 25, 2003, except as to Note 3 of the financial statements, as to which the date is March 10, 2005

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